Exhibit 10.1

CHANGE IN CONTROL AGREEMENT

Agreement made as of the 26th day of February, 2014, by and between Gentiva Health Services, Inc., a Delaware corporation (the “Company”), and                      (the “Executive”).

WHEREAS, the Executive is a key employee of the Company; and

WHEREAS, the Board of Directors of the Company (the “Board”) considers the maintenance of a sound management to be essential to protecting and enhancing the best interests of the Company and its stockholders and recognizes that the possibility of a change in control raises uncertainty and questions among key employees and may result in the departure or distraction of such key employees to the detriment of the Company and its stockholders; and

WHEREAS, the Board wishes to assure that it will have the continued dedication of the Executive and the availability of his or her advice and counsel, notwithstanding the possibility, threat or occurrence of a bid to take over control of the Company, and to induce the Executive to remain in the employ of the Company; and

WHEREAS, the Executive and the Company previously entered into a Change in Control Agreement dated                     , which is scheduled to terminate on February 26, 2014; and

WHEREAS, the Executive and the Company wish to enter into a new Change in Control Agreement as set forth herein; and

WHEREAS, the Executive is willing to continue to serve the Company taking into account the provisions of this Agreement;

NOW, THEREFORE, in consideration of the foregoing, and the respective covenants and agreements of the parties herein contained, the parties agree as follows:

1. Operation and Term of Agreement. This Agreement shall commence as of the date first set forth above and shall terminate on February 26, 2017 unless this Agreement is terminated earlier as set forth below; provided, however, that after a Change in Control of the Company during the term of this Agreement, this Agreement shall remain in effect until all of the obligations of the parties hereunder are satisfied and the Protection Period has expired. Notwithstanding the foregoing, prior to a Change in Control this Agreement shall immediately terminate upon termination of the Executive’s employment, except in the case of such termination under circumstances set forth in the last paragraph of Section 4 below.

2. Change in Control; Protection Period. A “Change in Control” shall be deemed to occur on the date that any of the following events occur:

(a) any person or persons acting together which would constitute a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company or any subsidiary), shall beneficially own (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, at least 25% of the total voting power of all classes of capital stock of the Company entitled to vote generally in the election of the Board;

(b) either (i) Current Directors (as herein defined) shall cease for any reason to constitute at least a majority of the members of the Board (for these purposes, a “Current Director” shall mean any member of the Board as of the date set forth in the first paragraph of this Agreement, and any successor of a Current Director whose election or nomination for election by the Company’s shareholders, was approved by at least two-thirds of the Current Directors then on the Board) or (ii) at any meeting of the shareholders of the Company called for the purpose of electing directors, a majority of the persons nominated by the Board for election as directors in contested elections shall fail to be elected;

(c) consummation of (i) a plan of complete liquidation of the Company, or (ii) a merger or consolidation of the Company (A) in which the Company is not the continuing or surviving corporation (other than a consolidation or merger with a wholly owned subsidiary of the Company in which all shares of common stock of the Company (the “Common Stock”) outstanding immediately prior to the effectiveness thereof are changed into common stock of the subsidiary) or (B) pursuant to which the Common Stock is converted into cash, securities or other property, except a consolidation or merger of the Company in which the holders of the Common Stock immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the common stock of the continuing or surviving corporation immediately after such consolidation or merger or in which the Board immediately prior to the merger or consolidation would, immediately after the merger or consolidation, constitute a majority of the board of directors of the continuing or surviving corporation; or

(d) consummation of a sale or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred for purposes of this Agreement unless such event also constitutes a “change in control event” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance promulgated thereunder (the “Code”).

A “Protection Period” shall be the period beginning on the date of a Change in Control and ending on the second anniversary of the date on which the Change in Control occurs.

3. Termination Following Change in Control. The Executive shall be entitled to the benefits provided in Section 4 hereof upon any termination of his or her employment with the Company within a Protection Period, except a termination of employment (a) because of his or her death; (b) because of a “Disability;” (c) by the Company for “Cause;” or (d) by the Executive other than for “Good Reason.”

(i) Disability. The Executive’s employment shall be deemed to have terminated because of a “Disability” if the Executive applies for and is determined to be eligible to receive disability benefits under the Company’s long-term disability plan or program, or, in the absence of such a plan or program, as defined in Section 22 of the Code.

(ii) Cause. Termination by the Company of the Executive’s employment for “Cause” shall mean termination due to (A) the Executive’s conviction or plea of guilty or nolo contendere of a felony, (B) any act of willful fraud, dishonesty or moral turpitude, (C) the willful and continued failure by the Executive to substantially perform his or her duties with the Company, and the Executive has not corrected such failure within ten (10) days after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed his or her duties, or (D) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes hereof, no act, or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive without reasonable belief that his or her action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his or her counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive engaged in the prohibited conduct set forth above in the first sentence of this subsection and specifying the particulars thereof in detail.

(iii) Without Cause. The Company may terminate the employment of the Executive without Cause (other than for Disability) during a Protection Period only by giving the Executive written notice of termination to that effect. In that event, the Executive’s employment shall terminate on the date such notice is provided to the Executive (or such later date as may be specified in such notice), and the benefits set forth in Section 4 hereof shall be provided to the Executive.

(iv) Good Reason. For purposes hereof, “Good Reason” shall mean, unless remedied by the Company within thirty (30) days after the receipt of written notice from the Executive as provided below or consented to in writing by the Executive:

(A) a material reduction by the Company in the Executive’s annual base salary (other than any reduction therein which is in proportion to reductions in the base salaries of all of the Company’s executive officers, unless, however, such proportionate reduction exceeds 20% of the Executive’s annual base salary);

(B) the Company has required the Executive to be relocated anywhere in excess of forty (40) miles farther from the Executive’s principal residence than was the Executive’s office location immediately before the beginning of the Protection Period, except for required travel on the business of the Company;

(C) the Company has failed to maintain plans providing benefits not materially less favorable, when considered in the aggregate, than those provided by any benefit or compensation plan (including, without limitation, any incentive compensation plan, bonus plan or program, retirement, pension or savings plan, stock option plan, restricted stock plan, life insurance plan, health and dental plan and disability plan) in which the Executive is participating immediately before the beginning of the Protection Period, or the Company has taken any action which would adversely affect the Executive’s participation in or reduce the Executive’s benefits (other than stock option, restricted stock, performance share unit or performance cash award grants) under any such plans in the aggregate or deprive the Executive of any material fringe benefit in the aggregate enjoyed by the Executive immediately before the beginning of the Protection Period, or the Company has failed to provide the Executive with the number of paid vacation days to which he or she would be entitled in accordance with the normal vacation policy of the Company as in effect immediately before the beginning of the Protection Period; provided, however, that a reduction in benefits under the Company’s employee benefit plans that are maintained for the Company’s non-executive employees and that applies equally to all participants in the plans shall not constitute “Good Reason” for termination by the Executive;

(D) the Executive is assigned any material duties inconsistent with his or her status as a senior executive officer of the Company or the Executive’s authority, duties or responsibilities are materially diminished from those in effect immediately prior to the Change in Control;

(E) the Company has failed to obtain the assumption of the obligations contained in this Agreement by any successor as contemplated in Section 9(c) hereof; or

(F) there occurs any purported termination of the Executive’s employment by the Company for Cause or without Cause which is not effected pursuant to a written notice of termination as described in subsection (ii) or (iii) above.

The Executive shall exercise his or her right to terminate employment for Good Reason by giving the Company, within ninety (90) days of the initial existence of the Good Reason condition, written notice of termination specifying in reasonable detail the circumstances constituting such Good Reason, and the Company will have a period of thirty (30) days from receipt of such written notice during which it may remedy the condition. In the event the Company fails to remedy the condition within such period, the Executive’s employment shall terminate immediately following the end of such period.

A termination of employment by the Executive within a Protection Period shall be for Good Reason if one of the occurrences specified in this subsection (iv) shall have occurred, notwithstanding that the Executive may have other reasons for terminating employment, including employment by another employer which the Executive desires to accept.

4. Benefits Upon Termination Within Protection Period. If, within a Protection Period, the Executive’s employment by the Company shall be terminated (a) by the Company without Cause and not due to the Executive’s death or Disability, or (b) by the

Executive for Good Reason, the Executive shall be entitled to severance benefits provided for below (and the Executive shall not be entitled to severance benefits otherwise payable under the Executive’s separate severance agreement with the Company or under any other severance plan or policy of the Company):

(i) The Company shall pay to the Executive (A) base salary at the rate then in effect through the date of the Executive’s termination of employment in accordance with the standard payroll practices of the Company or such earlier date as required by applicable law, and (B) any earned but unused paid time off (“PTO”) in accordance with the Company’s general PTO policy, which shall be paid in a lump sum ten (10) business days after the date of such termination of employment;

(ii) The Company shall pay to the Executive an amount in cash equal to two times (2x) the sum of (A) the Executive’s annual base salary in effect immediately prior to the date of the Executive’s termination of employment or the date of the Change in Control (whichever is higher), and (B) the higher of (x) the Executive’s target annual bonus for the year that includes the date of the Executive’s termination of employment or (y) the annual bonus of the Executive averaged for the three (3) years immediately prior to the year that includes the date of the Executive’s termination of employment; and such amount shall be paid, subject to Section 10 below, in a lump sum ten (10) business days after the date of such termination of employment;

(iii) The Executive shall be entitled to a pro rata share of the target annual bonus for the year that includes the date of the Executive’s termination of employment based on the number of days of such year that the Executive was employed by the Company, which shall be paid, subject to Section 10 below, in a lump sum ten (10) business days after the date of such termination of employment;

(iv) The Company shall continue to cover the Executive and his or her dependents under, or provide the Executive and his or her dependents with insurance coverage no less favorable than, the Company’s life, health and dental plans or programs (as in effect on the day immediately preceding the Protection Period or on the date of termination of his or her employment, whichever is more favorable to the Executive) for a period equal to the lesser of (x) two years following the date of termination or (y) until the Executive is provided by another employer with benefits substantially comparable to the benefits provided by such plans or programs, provided, however, that the provision of this benefit shall be contingent upon the cooperation of the Executive (or his or her spouse or dependent, as applicable) with any reasonable request by the Company to facilitate the provision of such benefit, including responding to questionnaires and submitting to minimally intrusive medical examinations. Executive shall be responsible for any Federal, state or local tax with respect to such benefit coverage described in this subsection (iv);

(v) All options to purchase Company stock held by the Executive and all restricted shares of Company stock, restricted Company share units, performance share units, performance cash awards and other equity-based compensation awards held by the Executive shall become immediately vested in full upon such termination of employment, and all such stock options shall be exercisable for the longer of (x) one year following such termination of employment (but not beyond the original full term of the award) or (y) such period of time as may be provided for in the plan under which such awards were granted;

(vi) All of the Executive’s benefits accrued under the pension, retirement, savings and deferred compensation plans of the Company shall become vested in full; provided, however, that to the extent such accelerated vesting or benefits cannot be provided under one or more of such plans because of nondiscrimination requirements under the Code, a cash amount equivalent to any unvested benefits shall be paid to the Executive outside the applicable plan in a lump sum, subject to Section 10 below, ten (10) business days after the date of termination of employment; provided, further, however, that, to the extent any such unvested benefit constitutes nonqualified deferred compensation for purposes of Section 409A of the Code, the payment of a cash amount equivalent to such nonqualified deferred compensation shall instead be made at the time the underlying benefit was otherwise scheduled to be paid under the applicable plan; and

(vii) The Executive shall be entitled to outplacement services with an outplacement firm of the Executive’s choice for up to twelve (12) months or until the Executive obtains comparable employment (as determined by the Company), whichever is shorter; provided, however, that (i) the Executive must select an outplacement firm and commence the outplacement services no more than ninety (90) days following the Executive’s termination of employment, (ii) such outplacement services must be reasonable and commensurate with the Executive’s position with the Company (as determined by the Company), and (iii) in no event, shall the aggregate amount the Company incurs to provide such outplacement services exceed more than thirty thousand dollars ($30,000).

Notwithstanding anything in this Agreement to the contrary, in the event the Executive’s employment with the Company is terminated by the Company (other than for Cause) within the one year period before the date on which the Change in Control occurs, and it is reasonably demonstrated that such termination (i) was at the request of a third party who has taken steps reasonably calculated or intended to effect the Change in Control or (ii) otherwise arose in connection with or in anticipation of the Change in Control, the Executive shall be entitled to the benefits described in this Section 4 above, except as otherwise modified in this paragraph. In such event, amounts will be payable hereunder only following, and, subject to Section 10 below, ten (10) business days after the Change in Control. If prior to the Change in Control the Executive was receiving severance benefits under any severance agreement or plan of the Company, the Executive shall continue to receive severance benefits under such severance agreement or plan of the Company even following the Change in Control, and any amount so payable hereunder shall be reduced by the total amount of severance benefits previously paid and that will be paid to the Executive under such other severance agreement or plan of the Company. In addition, with respect to the benefits described in subsection (v), to the extent any unvested awards as of the date of the Executive’s termination of employment expired or were otherwise terminated without any compensation paid in lieu thereof, the Executive shall receive an additional cash payment equal to the fair market value of such awards (as determined in good faith by the Company) as if fully vested and outstanding as of the date of the Change in Control or, if earlier, the expiration of the original full term of the award as if such awards remained outstanding through such date. The additional payment shall be made, subject to Section 10 below, ten (10) business days after the Change in Control. No other benefits shall be provided under this paragraph with respect to the awards described in subsection (v).

5. Non-exclusivity of Rights. Except as expressly set forth herein, this Agreement shall not prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plans, practices, policies or programs provided by the Company or any of its subsidiaries and for which the Executive may qualify, nor shall it limit or otherwise affect such rights as the Executive may have under any stock option or other agreements with the Company or any of its subsidiaries. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, practice, policy or program of the Company or any of its subsidiaries at or subsequent to the date of termination of the Executive’s employment shall be payable in accordance with such plan, practice, policy or program.

6. Full-Settlement; Legal Expenses. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. The Company agrees to pay all legal fees and expenses which the Executive may reasonably incur as a result of any dispute or contest by or with the Company or others regarding the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by the Executive about the amount of any payment hereunder) if the Executive substantially prevails in the dispute or contest. Following the final determination of the dispute in which the Executive has substantially prevailed, the Company shall reimburse all such reasonable costs within ten (10) days following written demand therefor (supported by documentation of such costs) by the Executive, and the Executive shall make such written demand within sixty (60) days following the final determination of the dispute; provided, however, that such payment shall be made no later than on or prior to the end of the calendar year following the calendar year in which the cost is incurred. Notwithstanding the foregoing, in the event a final determination or the dispute has not been made by December 20 of the year following the calendar year in which the cost is incurred, the Company shall, within ten (10) days after such December 20, reimburse such reasonable costs (supported by documentation of such costs) incurred in the prior taxable year; provided, however, that the Executive shall return such amounts to the Company within ten (10) business days following the final determination if the Executive did not substantially prevail in the dispute. The amount of any expenses eligible for payment under this Section 6 during a calendar year will not affect the amount of any expenses eligible for payment under this Section 6 in any other taxable year. In any such action brought by the Executive for damages or to enforce any provisions of this Agreement, the Executive shall be entitled to seek both legal and equitable relief and remedies, including, without limitation, specific performance of the Company’s obligations hereunder, in his or her sole discretion.

7. Excise Tax Cut Back.

(a) Anything in this Agreement to the contrary notwithstanding, if it shall be determined that any payment, distribution or benefit provided (including, without limitation, the acceleration of any payment, distribution or benefit and the acceleration or exercisability of any stock option) to the Executive or for his or her benefit (whether paid or payable or distributed or distributable) pursuant to the terms of this Agreement or otherwise would be subject, in whole or in part, to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the amounts payable to the Executive under Section 4(ii) of this Agreement shall be reduced (by the minimum possible amount) until no amount payable to the Executive is subject to the Excise Tax; provided, however, that no such reduction shall be made if the net after-tax benefit (after taking into account Federal, state, local or other income, employment, self-employment and excise taxes) to which the Executive would otherwise be entitled without such reduction would be greater than the net after-tax benefit (after taking into account Federal, state, local or other income, employment, self-employment and excise taxes) to the Executive resulting from the receipt of such payments with such reduction.

(b) All determinations required to be made under this Section 7, including whether a payment would result in an Excise Tax, shall be made by PricewaterhouseCoopers LLP or, if PricewaterhouseCoopers LLP cannot or will not provide such services, another nationally recognized accounting firm acceptable to both parties (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive as requested by the Company or the Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company and shall be paid by the Company. All determinations made by the Accounting Firm under this Section 7 shall be final and binding upon the Company and the Executive.

8. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its subsidiaries, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its subsidiaries and which has not become public knowledge (other than by acts of the Executive or his or her representatives in violation of this Agreement). After the date of termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 8 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

9. Successors.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s heirs, executors, administrators, legal representatives or successor(s) in interest.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

10. Section 409A of the Code.

(a) It is intended that this Agreement will comply with Section 409A of the Code (and any regulations and guidance issued thereunder) to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. If an amendment of the Agreement is necessary in order for it to comply with Section 409A, the parties hereto will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible.

(b) Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed on the date of his or her “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code, such payment shall not be made prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of his or her “separation from service,” or (ii) the date of his or her death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 10 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the Executive in a lump sum, and any remaining payments due under this Agreement shall be paid in accordance with the normal payment dates specified for them herein.

(c) Notwithstanding any provision of this Agreement to the contrary, for purposes of Section 4 above, the Executive’s employment will be deemed to have terminated on the date of the Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment of any nonqualified deferred compensation within the specified period shall be within the sole discretion of the Company.

(d) Wherever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A. For purposes of this Agreement, each payment is intended to be excepted from Section 409A to the maximum extent provided under Section 409A as follows: (i) each payment that is scheduled to be made following the Executive’s termination date and within the applicable 2-1/2 month period specified in Treas. Reg. Section 1.409A-1(b)(4) (i.e., generally March 15th of the calendar year following the calendar year in which the Executive terminated employment) is intended to be excepted under the short-term deferral exception as specified in Treas. Reg. Section 1.409A-1(b)(4), (ii) post-termination medical benefits are intended to be excepted under the medical benefits exception as specified in Treas. Reg. Section 1.409A-1(b)(9)(v)(B), (iii) post-termination outplacement expenses are intended to be excepted under the outplacement expenses exception specified in Treas. Reg. Section 1.409A-1(b)(9)(v)(A), and (iv) each payment that is not otherwise excepted under the short-term deferral exception, medical benefits exception or outplacement expenses exception is intended to be excepted under the involuntary separation pay exception as specified in Treas. Reg. Section 1.409A-1(b)(9)(iii).

(e) With respect to any reimbursement or in-kind benefit arrangements of the Company and its subsidiaries provided for herein that constitute deferred compensation for purposes of Section 409A of the Code, the following conditions shall be applicable: (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year (except that the health and dental plans may impose a limit on the amount that may be reimbursed or paid if such limit is imposed on all participants), (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(f) No action or failure to act pursuant to this Section 10 shall subject the Company to any claim, liability, or expense, and the Company shall not have any obligation to indemnify or otherwise protect the Executive from the obligation to pay any taxes pursuant to Section 409A of the Code.

11. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws thereof. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

[Name and address]

If to the Company:

Gentiva Health Services, Inc.

3350 Riverwood Parkway

Suite 1400

Atlanta, GA 30339

Attention: Chief Executive Officer

or to such other address as either party shall have furnished to the other herewith. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) The Executive’s failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision thereof.

(f) This Agreement contains the entire understanding of the Company and the Executive with respect to the subject matter hereof but, except as specifically provided in Section 4 hereof, does not supersede or override the provisions of (i) any stock option, employee benefit or other plan, program, policy or practice in which Executive is a participant or under which the Executive is a beneficiary, (ii) the Severance Agreement dated as of                      between the Executive and the Company or (iii) the Indemnification Agreement dated as of                      between the Executive and the Company; provided, however, that this Agreement does supersede and replace any prior severance agreement (except the Severance Agreement identified in subdivision (ii) of this subsection (f)) and change in control agreements between the Company and the Executive.

[Next Page is Signature Page]

IN WITNESS WHEREOF, the Executive has hereunto set his or her hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed as of the day and year first above written.

Name: [ ]

GENTIVA HEALTH SERVICES, INC.

By:
Name: [ ]
Title: [ ]

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